EXHIBIT 99.1

Left Behind Games Inc. – CEO Update

Dear Fellow Stockholders:

Summarization of our Past and Recent History

As you know, the company lost more than $24MM and $6MM in each of its fiscal years ending March 31, 2007 and March 31, 2008 respectfully.

Each quarter, the company’s losses have been reduced (over an 18 month period) until such time as the company announced its first profitable quarter ending September 30, 2008. We did post our least significant loss for the quarter ending December 31, 2008, which represents the second consecutive quarter where shareholder losses were kept to $0.00 per share.

A little more than two years ago, the company had a burn rate of more than $300,000 per month with more than 75 workers in 4 countries. After 18 months of cutbacks and lowering of expenses, the company still operates with the same sized warehouse, but now with just 8 workers and an operational burn rate of less than $50,000 per month.

The company has become a leading provider of quality inspirational games which provide a healthy alternative to the violent video games in the marketplace.

Stock Price; Supply and Demand

It has become apparent that we have more sellers of our stock than buyers. This accounts for why our stock price continues to decline. Although I have not received a full salary payment in more than a year, I still continue to buy stock with what money I can come up with based upon my firm belief in the long-term future of this company. You can see my purchases by reviewing the Form-4s I file with the SEC on a regular basis.

I’ve received numerous questions regarding the continuing decline of our price-per-share in the marketplace. Any concern regarding our market price should be understood in context with the following information:

1)

the company has not entered into any toxic financial agreements with any party;

2)

the company maintains anti-dumping provisions in nearly all substantial stock-purchase or conversion agreements;

3)

of the 209,100,968 shares of common stock, as of February 19, 2009, approximately 10% or 21,430,665 have been registered for trading. This means that at the current price per share of $.0021, if all registered shares were desired to be sold, could be purchased for $45,004. The point here, is that once all sellers are done selling, in the event significant interest comes into the open market (i.e. $50,000 in buying), the stock price will increase substantially because of a lack of registered and available shares to be purchased. Of course, over time as more shareholders register their holdings, the average-share-price purchased by investors will more likely determine each investor’s desire to buy or sell. I expect dilution to better reflect the value of the company as a result of performance. In other words, the better the company performs, the more likely investors will register their stock.

4)

in the event and once the company attains cash-flow profitability, I will request our Board of Directors consider the company buying back it’s own shares at such low prices. Until then, lower prices will make it cheaper for the company to buy such shares.

Although this summarizes my feelings about our stock price, it is essential that any decisions to buy or sell stock be the result of counsel you receive from your stock broker or financial professional.

Church Marketplace

In January 2009, the company instituted marketing programs targeting the 300,000+ churches in America as potential customers. The company anticipates it may take several years to adequately reach and market to this vast number of potential customers. The first test was sent to 500 churches along with an invoice. The second test was sent to 500 churches with a coupon, requesting payment. The third test was sent to 500 churches with a coupon and an empty blank requesting payment. Our fourth test was sent to 200 churches, whereby the denominational leader has endorsed our products.

So far, results from these initial marketing tests, have resulted in approximately 3% of churches sending $100 for our initial package of 10 games. These test campaigns are only 25% complete. The company anticipates it will receive customer support from 12% of churches and achieve church revenue exceeding $16MM per year, with an estimated 30%+ profit margin, year after year. It is important to note that capital is required and will determine the growth-rate of the company to reach potential church customers and achieve this revenue. Currently, the company is sending out approximately 2,000 marketing packages per month at a cost of $10.25 each.

It is worthwhile to note that the company has recent established a new strategic vendor relationship which has resulted in reduced costs of manufacturing from $1.50 to $3.63 per game to $0.53 for four of our products; and $0.90 for our dual-disc game, Tribulation Forces. The company uses a multi-billion dollar fulfillment company servicing the movie and game industries.

Lastly, the company is currently evaluating opportunities to acquire other inspirational products and brands and continues to review potential merger/acquisition candidates that share our mission to create family-friendly and inspirational entertainment.

Thank you for your continued interest in our company. Should you have any questions, I can be reached at (951) 634-5457.

Most sincerely,

/s/ Troy Lyndon

Chief Executive Officer

Inspired Media Entertainment

Left Behind Games Inc.

troy@inspiredmedia.com

(951) 634-5457 Direct

This letter may contain certain “forward-looking statements” that are based on the Company’s current expectations, assumptions, estimates and projections about its business and industry.  various words, including, but not limited to, “may,” “expects,” “plans,” “anticipates,” “intends,” “will or would,” and similar expressions (modified as may be required by the context) are intended to identify “forward-looking statements.”  There can be no assurance that any of such statements will accurately predict future events, and actual results are subject to various risks and uncertainties that could cause the Company’s actual results to differ significantly and materially from those reflected in any forward-looking statements.

Safe Harbor Statement under the U. S. Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements which express the current beliefs and expectations of Left Behind Games’ management, including the expectation of improved sales of the company’s products. Such statements are subject to a number of known and unknown risks and uncertainties that could cause Left Behind Games’ future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Other important factors that may cause actual results to differ materially from the forward-looking statements are discussed in the "Risk Factors" section and other sections of Left Behind Games' Form 10-KSB for the year ended March 31, 2006, which is on file with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

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